                                                                      EXHIBIT 11

                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                                 For the three months             For the six months
                                                                    ended June 30,                  ended June 30,
                                                                2003             2002            2003             2002
                                                             ------------     ------------   -------------    -------------
                                                                           (In thousands, except share data)
Net Earnings                                                   $ 85,580         $ 26,418         $126,907         $ 51,941

Average common shares outstanding                                59,416           58,374           59,333           58,006

Net earnings per share - basic                                 $   1.44         $   0.45         $   2.14         $   0.90

Average common share equivalents outstanding                     64,107           62,414           63,367           61,792

Net earnings per share - diluted                               $   1.34         $   0.43         $   2.00         $   0.84

The data provided herein has been adjusted for the 2 for 1 stock split, which was announced on April 23, 2003 and completed on May 15, 2003.